Exhibit 107

Filing Fee Tables

Form S-8
(Form Type)

CARDLYTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate-Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, 2022 Inducement Plan	Other(2)	2,500,000	$4.14(2)	$10,360,000	0.0001531	$1,586.12
	Total Offering Amounts		2,500,000		$10,360,000	0.0001531	$1,586.12
	Total Fee Offset						$—
	Net Fee Due						$1,586.12
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2022 Inducement Plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on November 4, 2024.